Exhibit 10.8

SCHEDULE 1
BING SEARCH API SERVICES

This Schedule is entered into by and between Company (defined in Table 1) and Microsoft (defined in Table 1) as of the Schedule Effective Date below, pursuant to that certain Microsoft Online & Advertising Services Framework Agreement dated August 1, 2014 between Microsoft on the one hand and Company, on the other (the “Agreement”). This Schedule is subject to, and incorporates, the terms and conditions of the Agreement.

Table 1 – Schedule Information Table
“Microsoft”:	Microsoft Online, Inc.
“Company”:	Infospace LLC
“Schedule Effective Date”:	June 1, 2015
“Initial Schedule Term”:	Two Months
“Renewal Schedule Term”:	Month to month
Anticipated “Start Date”	June 1, 2015

By signing below, the Parties agree to be bound by the terms of this Schedule:

Company: Infospace LLC By (sign): /s/ Jim Kreyenhagen Printed Name: Jim Kreyenhagen Title: Chief Revenue Officer, InfoSpace Date: May 21, 2015	Microsoft: Microsoft Online, Inc. By (sign): /s/ Cindy Bondoc Printed Name: Cindy Bondoc Title: Contract Execution Date: 5/22/2015

Background
In accordance with the terms and conditions in this Schedule, Company desires to obtain, and Microsoft desires to provide, the Bing API indicated in this Schedule, which is intended to deliver relevant results (collectively, "Bing results") for queries submitted to Microsoft's Bing service and other related Microsoft services (collectively, "Bing Services") for rendering such Bing results or otherwise using such Bing results within a customer-facing or end-user-facing website, for use in Company's specified web properties. This Schedule incorporates by reference the Bing terms of use (such Microsoft Services Agreement, currently found at http://windows.microsoft.com/en-US/windows-live/microsoft-service-agreement, and which may be updated from time to time), any pricing and payment terms applicable to the Bing service, and any applicable guidelines, documentation or requirements, technical, operational or otherwise relating to the Bing services, including without limitation the API documentation found at http://msdn.microsoft.com/en-us/library/dd251056.aspx, as they may be published and updated by Microsoft from time to time. The parties therefore enter into this Schedule, and agree as follows:

Terms of this Schedule

1.1	DEFINITIONS. For the purposes of this Schedule, the terms below have the following meanings:

1.2
“API” means Microsoft’s commercially available application programming interface for Microsoft’s Bing search and related services, together with any documentation and other written or online information and materials (including, if Microsoft provides any, updates, bug fixes, patches, corrections, and successors to the foregoing) that Microsoft typically makes available to other third-party users of this interface, all pursuant to the terms of use for such interface.

1.3
“Application” means a package of software that provides a service to a User and is downloaded by a User for use within a web browser, a smartphone, or a tablet computer (e.g. Microsoft Surface 2). For clarity, an Application includes but is not limited to web browser toolbars.

1.4	“Approved Markets” means those geographic markets identified as a specific country where Services may be used. Microsoft and Company will mutually agree which markets shall be designated in this way.

1.5	“Bing API” means the Bing Search API, Bing Search API – Spelling Results Only, and Bing Search API – Web Results Only, collectively.

1.6
“Bing Search API” means the Bing web search API as offered by Microsoft (as Microsoft determines how to offer, market and operate such API in its sole discretion), including, without limitation, the “web” source type and any other source types that Bing web search API elects to offer in its sole discretion as part of its Bing web search API. Microsoft may, in its discretion, elect to add to or remove certain source types from the Bing Search API. Any such addition or removal of Bing Search API source types will not impact Company’s payment obligations to Microsoft, unless Microsoft exercises its right to charge additional (or lesser) fees as contemplated in this Schedule.

1.7
“Bing Search API – Spelling Results Only” means the Bing web search API as offered by Microsoft (as Microsoft determines how to offer, market and operate such API in its sole discretion), including the “spelling” results type only.

1.8
“Bing Search API – Web Results Only” means the Bing web search API as offered by Microsoft (as Microsoft determines how to offer, market and operate such API in its sole discretion), including the “web” source type only.

1.9
“Company Properties” means the Websites, Applications, and properties identified in Exhibit C, Website Properties (including any substantially-similar replacement or successor Websites and properties), which are targeted to Users in the Approved Markets. Company Properties include both those controlled by Company, its Affiliates, and 3rd parties that Company enters into an agreement with enabling Company to provide Bing Services Company may add additional Company Properties upon written mutual agreement of the parties.

1.10
“Query” means an individual query to the Bing API, which may include a query for one, some or all source types offered by the Bing API (provided that Company are using Bing Search API – if using the “Bing Search API – Web Results Only”, then each query may only be to the web source type). Microsoft may impose limitations on the maximum number of results that are included in each Query (such maximum amounts may vary by source type) – such maximum results will be disclosed in Microsoft’s API documentation, currently found at http://www.bing.com/toolbox/bingdeveloper/ (which may be updated from time to time).

1.11	“Schedule Term” is defined in Section 7.

1.12	“Start Date” means the date on which the Bing Services are made commercially available to Users under this Schedule. The anticipated Start Date is stated in Table 1 above.

1.13	“Users” means end users (individuals or otherwise) of Company Properties.

1.14	“Website” means a customer-facing end-user-facing website.

1.	GENERAL. Commencing on the Start Date, Microsoft will supply the Bing Services to Company for the Company Properties, subject to the terms and conditions of this Schedule.

2.	BING SERVICES.

3.1
Bing Search API. Microsoft will deliver to Company, or provide Company with access to, the Bing Search API, solely for use under the terms of this Schedule. Company will download the Bing Search API in accordance with the applicable software download policies here http://advertise.bingads.microsoft.com/en-us/editorial-privacy-guidelines#software. Company will integrate the API in the Company Properties, and will make commercially reasonable efforts to complete this integration by the anticipated Start Date indicated on Table 1 above.

3.2
Attribution and Reservation of Rights. Notwithstanding anything to the contrary set forth in the Agreement, Microsoft and its suppliers retain all right, title, and interest in and to the Services (including the API and Bing results) and all intellectual property rights in any of these. This Agreement does not grant Company any rights in any Microsoft logo, trademark, or service mark, and Company will not use any logo, trademark, or service mark of Microsoft for any purpose without Microsoft's prior written approval, other than to attribute Bing in accordance with the Bing Product Guidelines (found at http://download.microsoft.com/download/0/4/E/04E076D4-60B2-4D31-BCC7-C4805B558DBB/Bing%20product%20guidelines.pdf) and API documentation (found at http://www.bing.com/toolbox/bingdeveloper/) (as such guidelines and documentation may be updated from time to time), under which Company has a limited, non-exclusive, non-transferable, royalty-free license during the Schedule Term to use, reproduce, distribute and display the trademarks, service marks, logos and other distinctive brand features of Microsoft specifically contemplated in the Bing Product Guidelines and API documentation (the “Microsoft Brand Features”), so long as Company’s use is strictly in accordance with such guidelines and documentation. Company will not claim or imply any sponsorship or endorsement of Company Properties by Microsoft. All uses of Microsoft’s Brand Features and all goodwill associated therewith insure solely to the benefit of Microsoft. Notwithstanding anything else herein to the contrary, Microsoft reserves the right to further limit the license granted in this Section to the extent that Company’s use or display may negatively impact the goodwill or reputation associated with Microsoft’s Brand Features.

3.	COMPANY OBLIGATIONS

4.1
Company Properties Changes. Company will promptly notify Microsoft prior to making changes to Company Properties (including page design and/or the placement of the Paid Search Services) so that Microsoft may assess the impact to the number or quality of impressions, or the performance of the Bing Services, and the parties will work together in good faith to resolve any material adverse impact. Company will use commercially reasonable efforts to provide Microsoft at least thirty (30) days’ prior written notice of any change to the Company Properties that would result in a material increase in impressions (including conversion of a service from subscription to free). In the event that Microsoft reasonably anticipates that the modifications will negatively impact its ability to generate revenue, or a negative impact is observed following the implementation of such modifications, Microsoft will have the right to propose modifications to the commercial terms of this Schedule, and to terminate the Schedule if Company does not agree to the modified commercial terms (which will be in addition to its termination rights set forth herein).

4.2
Additional Company Properties. If Company desires to add additional websites to the Properties for the purposes of this Agreement (i.e., to add Microsoft Advertisements thereto), Company shall identify the websites in writing, and providing such other information as Microsoft may reasonably request to evaluate the request (e.g., anticipated traffic volumes, target audience, etc.). The addition of additional websites to the Properties shall be subject to the mutual agreement of the parties. For the avoidance of doubt, an additional website for the purposes of this section will include a website that Company acquires and then rebrands with an existing brand name.

4.3
Compliance. Company will use the Bing Services in strict compliance with the Service use conditions described on Exhibit B. Company and its Affiliates will comply with the Bing terms of use found here: http://windows.microsoft.com/en-US/windows-live/microsoft-service-agreement. Company will send no more than 170,000 requests per day.

4.
ACCESS LICENSE. Subject to Company’s compliance with all terms of the Agreement and this Schedule, Microsoft grants Company a non-exclusive, non-transferable, non-sublicenseable license (except as set forth in Section 5.1), solely during the Schedule Term, to use the Bing Services in connection with the Company Properties for the sole purpose of: (a) enabling the Company Properties to obtain Bing results; (b) making limited intermediate copies of the Bing results, solely as necessary to display or use them as a part of the Company Properties; or (c)

hosting and displaying Bing results on the Company Properties. Company’s license to use the Bing Services is limited, however, to solely the Company Properties.

5.1
Microsoft grants Company a limited right to provide Paid Services to Sub-syndication Partners. Microsoft reserves the right to pre-approve each Sub-syndication Partner and Sub-syndication Implementation. Company shall submit an initial list of Sub-syndication Partners and Sub-syndication Implementations. Company will provide a reasonable period of prior notice to Microsoft before bringing any additional Sub-syndication Partners or Sub-syndication Implementations onto Company network.  At any time upon Microsoft’s request, Company will provide an up to date list of all its Sub-syndication Partners and Sub-syndication Implementations.  Microsoft may, at its own discretion, provide additional guidelines or require Company to obtain further reviews for sub-syndication.

5.	PRIVACY AND DATA RIGHTS

6.1
Data Collection and Use. In connection with Microsoft providing the Bing Services, Microsoft may collect, and/or Company will provide, information relating to the Bing Services, including the User’s IP address, referring URL (HTTP Referrer), user agent, Query, time of submission, and Results returned. Microsoft will comply with the then-current Microsoft Online Privacy Statement (available at http://privacy.Microsoft.com/en-us/fullnotice.aspx or its successors) in its use of the User information.

6.2
Consumer Notices. Company agrees that it will operate a prominent online privacy policy for the Company Properties. Such privacy policy will include: (a) a full, accurate and clear disclosure regarding the placement, use and reading of cookies and related technologies, and Company’s collection and use of data in relation to activity by Users on the Company Properties; (b) Company’s use of Microsoft for the Bing Services for the Company Properties, and data collection by Microsoft in connection therewith; and (c) a disclosure that Users may choose to not participate in Microsoft’s personalized advertising services, along with a link to Microsoft-specified web address where Users may “opt out” of such personalized advertising services and a link to the Network Advertising Initiative (NAI) Opt-out Tool where Users may “opt out” of such personalized advertising services.

6.	SCHEDULE TERM AND TERMINATION

7.1
Schedule Term. The term of this Schedule (“Schedule Term”) begins on the Schedule Effective Date, and unless earlier terminated, continues for the Initial Schedule Term. This Schedule will automatically renew for successive one month terms (“Schedule Renewal Term”) unless terminated by either party with 30-day written notice.

7.2	Termination. Termination of this Schedule is governed by the applicable terms of the Agreement. Either party may terminate this Schedule on 30 days’ advance written notice to the other party.

7.3
Effect of Termination of this Schedule. Upon termination of this Schedule, all rights granted to you by this Schedule will automatically terminate and Company will cease to have any rights to use the Services (including, without limitation, the API). Neither party will be liable to the other for any damages resulting solely from terminating this Schedule according to its terms. The following will survive any termination or expiration of this Schedule: Table 1, and Sections 1, 6, and 7, as well as all definitions in other sections and all terms that, as expressed or by their nature, are intended to survive.

7.
CHANGES TO THE SERVICES; CANCELLATION OF THE SERVICES. Microsoft may change (including by removing features, adding or removing source types), update, or enhance (collectively for purposes of this Section 8, "modify," or “modification”) the Services at any time and may require Company to obtain and use the most recent versions. Modifications may affect Company’s ability to use the Services and may require Company to change (at Company’s sole cost) the way Company previously used them. If any modification is unacceptable to Company, Company’s only recourse is to stop using the Services. Company’s continued use of the Services following any posted update or change to the Services will constitute Company’s binding acceptance to the update or change. Microsoft will not be liable for any costs that Company incur, or for lost profits or damages of any kind, related to any such modification. Microsoft may cancel or suspend Company’s use of the Services or our offering of the Services partially or in its entirety at any time. Microsoft’s cancellation or suspension may be without cause, without notice, or both. Upon cancellation, Company’s right to use the Services (including, without limitation, the API) will cease immediately. Once the Services are cancelled or suspended, any data Company has stored on the Services may not be retrieved later.

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Exhibit B
BING API USE CONDITIONS

    1. CODE OF CONDUCT / RESTRICTIONS ON USE. Company’s website (“Website”), Company’s application, and Company’s access to and use any or all of the Services, must comply with all applicable Microsoft policies and guidelines (including, without limitations, any API call volume limitations, security policies, and privacy policies), technical requirements and documentation, and all applicable laws (including, without limitation, the applicable laws of Company’s jurisdiction relating to online conduct, acceptable content, data collection, privacy, and the export of data to the United States or Company’s country of residence). This Schedule does not grant Company any rights related to any services, materials, content, or data other than the Services. Company will not, and will not permit Company’s users or other third parties to:
        (a) modify, reverse engineer, decompile, or otherwise alter the Services;
(b) distribute, publish, facilitate, enable, or allow access or linking to the Services from any location or source other than Company’s Website or application;
(c) modify, filter, obscure, or replace the text, images, or other content of Bing results, display Bing results with search results from other sources or with other content so that such other search results or content appears as displayed to be part of the Bing results, other than in either case blending and displaying with Company’s own proprietary information;
(d) frame, minimize, remove, redirect, delay, or otherwise inhibit or modify the display of any web page accessed by the links provided in or associated with Bing results;
(e) hide or mask Company’s identity, or the identity of Company’s service, as it uses the Services, including by failing to follow the identification conventions listed in the API documentation;
(f) defame, abuse, harass, stalk, threaten, or otherwise violate the legal rights (such as rights of privacy and publicity) of others; or otherwise violate Microsoft’s then current editorial policies (found at: http://advertise.bingads.microsoft.com/en-us/bing-ads-policies).
(g) impersonate another person or entity, or falsify or delete any author attributions, legal or other proper notices or proprietary designations (e.g., copyright or trademark symbols), or labels of the origin or source of services, software, or other materials;
(h) use the Services to violate the law or for any unauthorized purpose;
(i) use the Services to infringe upon the copyright, trademark or other intellectual property rights of anyone;
(j) interfere with or disrupt the Services, or servers or networks related to the Services, or disobey any requirements, procedures, policies, or regulations of networks related to the Services;
(k) create user accounts by automated means or under false or fraudulent pretenses;
(l) promote or provide instructional information about illegal activities or promote physical harm or injury against any group or individual;

(m) copy, store, or cache any Bing results, except for the intermediate purpose allowed in Section 5 of the Agreement;

(n) commercialize (i.e., sell, rent, or lease) Bing results;

(o) transmit any virus, worm, defect, Trojan horse, or any other item intended to destroy, surreptitiously interfere with, expropriate, or exert unauthorized control over any system or data or to defraud any person;

(p) directly or indirectly generate impressions or clicks on Bing results, or authorize or encourage others to do so, though any automated, deceptive, fraudulent, or other invalid means;

(q) taking any action to remove the hyperlinks included as a part of any transmitted Bing results; or

(r) create or attempt to create a substitute or similar service or product as that of the Service or Bing through use of or access to any of the Services or proprietary information related to the Services.

    2. LIMITATIONS AND CONDITIONS OF THE SERVICE. Microsoft may use technology or other means to protect the Services, protect our customers, or stop Company from breaching this Schedule. These means may include, for example, filtering to stop spam or increase security. These means may hinder or break Company’s use of the Services, and Company may not work around or attempt to thwart or disable any of these technical or other means. Microsoft also may, in our sole discretion, limit the: (a) rate at which the Services, or any subset of them, may be called; (b) the amount of storage made available to each Services account; or (c) the length of individual content segments that may be uploaded to, or served from, the Services (all of the foregoing being forms of "Throttling"). Microsoft may perform this Throttling globally across all Services, per end user, or on any other basis. Company will not take steps to circumvent any technical measures Microsoft may put in place to enforce Throttling.

3. SERVICE LEVEL GOALS. Without limiting anything stated in Sections 1(b), 9 or 10 of the Agreement, and subject further to Company’s acknowledgement that Microsoft will not be liable to Company or to any third party if Microsoft fail to achieve the following service level goals, our service level goals are as follows:

Service Level Goals
Uptime*                99.5%

Query Response Time**        1.5 seconds
* "Uptime" means the percentage of time that Microsoft's Bing services are operational to receive, process, and respond to queries, excluding scheduled downtime (if any).
** "Query Response Time" means the time between when Company completed transmission of a query request to Microsoft (i.e., the query leaves Company’s network border) and when Company received the completed Bing results from Microsoft (i.e., the Bing results enter Company’s network border).

4. ATTRIBUTION AND ADVERTISING. Microsoft may include our trademark(s) or logo(s) in Bing results provided through the Services and, if Microsoft do so, Company will not remove, modify, or interfere with the display or viewing of these trademarks or logos. Whether Microsoft include trademarks or logos or not, Company will attribute us as the source of the Bing results (in the manner that Microsoft may specify from time to time in applicable services documentation and our product guidelines, currently found at http://www.bing.com/toolbox/bingdeveloper/ and http://download.microsoft.com/download/0/4/E/04E076D4-60B2-4D31-BCC7-C4805B558DBB/Bing%20product%20guidelines.pdf, and which may be updated from time to time) and display the "attribution" data field (if a non-blank field is returned as part of the Bing results). In any display of trademarks, logos, or attribution, Company will comply with the current version of our usage guidelines (found at http://www.microsoft.com/about/legal/en/us/intellectualproperty/trademarks/usage/default.aspx, and which may be updated from time to time). Microsoft may also include advertising in Bing results provided through the Services and, if Microsoft do so, Company will not remove, modify, or interfere with the display or viewing of this advertising. On any page in which Company display Bing results, Company will only display advertising that Microsoft serve or provide.

    5. CERTAIN ADDITIONAL LIMITATIONS FOR IMAGE, NEWS AND VIDEO RESULTS. Without limiting any other portion of this Schedule, the following additional terms apply to Company’s use of any image, news or video search results obtained through the Bing services. Company may not display advertising on the same page with any Bing image, news or video search results. Company will display, and Company will not remove, alter or obscure, any attribution information provided by Microsoft in connection with any Bing image, news or video search results. Company will not display any image, news or video search results obtained through the Bing services except in response to a valid end user search request. Image, news or video search results obtained through the Services will not constitute the sole or primary content of Company’s Website.

    6. END USER TERMS. The Terms of Use located at http://explore.live.com/microsoft-service-agreement?ref=none&mkt=en-us (which may be updated from time to time, the "Bing TOUs") or such other locations as Microsoft may specify apply to end users' use of and access to Bing results through Company’s Website or application.

7. PRIVACY. All access to and use of the Services is subject to the data practices set forth in the Microsoft Online Privacy Statement, which is available at http://privacy.microsoft.com/ (which may be updated from time to time). Nothing in this Schedule or the Services provide for the collection or transfer of any personally identifiable information of internet users between the parties. Company must maintain a prominent online privacy policy for Company’s Websites and applications that access the Services. This privacy policy, at a minimum, must include: (a) a full, accurate, and clear disclosure regarding the placement, use, and reading of cookies and related technologies, and Company’s collection and use of data in relation to activity by users of Company’s Websites and applications; (b) to the extent applicable, Company’s use of Microsoft for advertising services for Company’s Websites and applications; and (c) to the extent applicable a disclosure that users may choose to not participate in Microsoft’s personalized advertising services, along with a link to a Microsoft-specified web address where the user may “opt out” of such personalized advertising services.

Exhibit C
Website Properties

Property/Partner	Max per Day
Excite
Dogpile
WebCrawler
Total	170,000